Exhibit 8.1

September 17, 2026

Tax Opinion Regarding the Reincorporation of Genpact Limited

Ladies and Gentlemen:

We have acted as tax counsel to Genpact Limited, a Bermuda exempted company (the “Company”), in connection with the reincorporation of the Company into a Delaware corporation (the “Reincorporation”), as described in the registration statement on Form S-4 (Registration No. 333-298435) filed with the Securities and Exchange Commission (the “SEC”) on the date hereof (the “Registration Statement”).

We hereby confirm to you that, insofar as it relates to matters of United States federal income tax law and subject to the qualifications, exceptions, assumptions and limitations set forth in the Registration Statement, the discussion under the caption “Material U.S. Federal Income Tax Consequences of the Domestication—U.S. Tax Consequences of the Domestication—F Reorganization” in the Registration Statement is our opinion.  As stated under such caption, it is our opinion that the Reincorporation should constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended.

We hereby consent to the filing of this opinion with the SEC as Exhibit 8.1 to the Registration Statement. We also consent to the references to our firm under the caption “Material U.S. Federal Income Tax Consequences of the Domestication” in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Genpact Limited
Canon’s Court
22 Victoria Street
Hamilton HM, Bermuda

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